Exhibit (m)(3)

DISTRIBUTION AND SERVICE PLAN
NEWBURY STREET TRUST: TREASURY FUND
DAILY MONEY CLASS

1. This Distribution and Service Plan (the "Plan"), when effective in accordance with its terms, shall be the written plan contemplated by Securities and Exchange Commission Rule 12b-1 under the Investment Company Act of 1940, as amended (the "Act") for the Daily Money Class shares (the "Daily Money Class"), a class of shares of Treasury Fund (the "Fund"), a series of Newbury Street Trust (the "Trust").

2. The Trust has entered into a General Distribution Agreement on behalf of the Fund with Fidelity Distributors Corporation (the "Distributor"), under which the Distributor uses all reasonable efforts, consistent with its other business, to secure purchasers of the Fund's shares of beneficial interest (the "Shares"). Such efforts may include, but neither are required to include nor are limited to, the following:

(1) formulation and implementation of marketing and promotional activities, such as mail promotions and television, radio, newspaper, magazine and other mass media advertising;

(2) preparation, printing and distribution of sales literature;

(3) preparation, printing and distribution of prospectuses of the Fund and reports to recipients other than existing shareholders of the Fund;

(4) obtaining such information, analyses and reports with respect to marketing and promotional activities as the Distributor may from time to time, deem advisable;

(5) making payments to securities dealers and others engaged in the sales of Shares or who engage in shareholder support services ("Investment Professionals"); and

(6) providing training, marketing and support to Investment Professionals with respect to the sale of Shares.

3. In consideration for the services provided and the expenses incurred by the Distributor pursuant to the General Distribution Agreement and paragraph 2 hereof, all with respect to Daily Money Class shares, Daily Money Class of the Fund shall pay to the Distributor a fee at the annual rate of up to 0.00% of average daily net assets of Daily Money Class throughout the month, or such lesser amount as may be established from time to time by the Trustees of the Trust, as specified in paragraph 6 of this Plan; provided that, for any period during which the total of such fee and all other expenses of the Fund (or of Daily Money Class), would exceed the gross income of the Fund (or of Daily Money Class), such fee shall be reduced by such excess. Such fee shall be computed and paid monthly. The determination of daily net assets shall be made at the close of business each day throughout the month and computed in the manner specified in the Fund's then current Prospectus for the determination of the net asset value of shares of Daily Money Class, but shall exclude assets attributable to any other Class of the Fund. The Distributor may, but may not be required to, use all or any portion of the distribution fee received pursuant to the Plan to compensate Investment Professionals who have engaged in the sale of Daily Money Class Shares or in shareholder support services with respect to Daily Money Class Shares pursuant to agreements with the Distributor, or to pay any of the expenses associated with other activities authorized under paragraph 2 thereof.

4. Separate from any payments made as described in paragraph 3 hereof, Daily Money Class shall also pay to the Distributor a service fee at the annual rate of 0.25% (or such lesser amount as the Trustees may, from time to time, determine) of the average daily net assets of Daily Money Class throughout the month. The determination of daily net assets shall be made at the close of business each day throughout the month and computed in the manner specified in the Fund's then current Prospectus for the determination of the net asset value of Daily Money Class Shares, but shall exclude assets attributable to any other class of Shares of the Fund. In accordance with such terms as the Trustees may from time to time establish, the Distributor may use all or a portion of such service fees to compensate Investment Professionals for personal service and/or the maintenance of shareholder accounts, or for other services for which "service fees" lawfully may be paid in accordance with applicable rules and regulations.

5. The Fund presently pays, and will continue to pay, a management fee to Fidelity Management & Research Company (the "Adviser") pursuant to a management agreement between the Fund and the Adviser (the "Management Contract"). It is recognized that the Adviser may use its management fee revenue, as well as its past profits or its resources from any other source, to make payment to the Distributor for expenses incurred in connection with the distribution of Daily Money Class Shares, including the activities referred to in paragraphs 2 and 3 hereof. To the extent that the payment of management fees by the Fund to the Adviser should be deemed to be indirect financing of any activity primarily intended to result in the sale of Daily Money Class Shares within the meaning of Rule 12b-1, then such payment shall be deemed to be authorized by this Plan. In addition to the payments made under paragraph 3, the Distributor may use all or any portion of the payments received from the Adviser pursuant to this paragraph to compensate Investment Professionals in connection with the distribution of Daily Money Class Shares; such payments shall not exceed on an annual basis the management fee set forth in the Management Contract.

6. This Plan shall become effective upon the first business day of the month following approval by a vote of at least a "majority of the outstanding voting securities" (as defined in the Act) of Daily Money Class, this Plan having been approved by a vote of a majority of the Trustees of the Trust, including a majority of Trustees who are not "interested persons" of the Trust (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan or in any agreement related to the Plan (the "Independent Trustees"), cast in person at a meeting called for the purpose of voting on this Plan.

7. This Plan shall, unless terminated as hereinafter provided, remain in effect until April 30, 2002, and from year to year thereafter; provided, however, that such continuance is subject to approval annually by a vote of a majority of the Trustees of the Trust, including a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on this Plan. This Plan may be amended at any time by the Board of Trustees, provided that (a) any amendment to increase materially the fee provided for in paragraphs 3 and 4 hereof shall be effective only upon approval by a vote of a majority of the outstanding voting securities of Daily Money Class, and (b) any material amendment of this Plan shall be effective only upon approval in the manner provided in the first sentence of this paragraph 7.

8. This Plan may be terminated at any time, without the payment of any penalty, by vote of a majority of the Independent Trustees or by a vote of a majority of the outstanding voting securities of the Class.

9. During the existence of this Plan, the Trust shall require the Adviser and/or the Distributor to provide the Trust, for review by the Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts expended in connection with financing any activity primarily intended to result in the sale of Daily Money Class Shares (making estimates of such costs where necessary or desirable) and the purposes for which such expenditures were made.

10. This Plan does not require the Adviser or Distributor to perform any specific type or level of distribution activities or to incur any specific level of expenses for activities primarily intended to result in the sale of Daily Money Class Shares.

11. Consistent with the limitation of shareholder liability as set forth in the Trust's Trust Instrument, any obligation assumed by Daily Money Class pursuant to this Plan or any agreement related to this Plan shall be limited in all cases to Daily Money Class and its assets and shall not constitute an obligation of any shareholder of the Trust or of any other class of the Fund, series of the Trust or class of such series.

12. If any provision of the Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.